Exhibit 99.1

                    Anadarko Announces 2005 Budget

    HOUSTON--(BUSINESS WIRE)--Nov. 19, 2004--Anadarko Petroleum
Corporation (NYSE:APC)

    --  ANTICIPATE 7-11% VOLUME GROWTH IN 2005

    --  CAPITAL EXPENDITURES OF $2.9 BILLION - $3.1 BILLION

    --  INCREASE IN EXPLORATION SPENDING TO SUSTAIN GROWTH

    Anadarko Petroleum Corporation (NYSE:APC) announced today that its Board of Directors has approved a 2005 budget in the range of $2.9 billion to $3.1 billion.
    The program is expected to deliver 7 to 11 percent production volume growth in 2005, or 160 million to 165 million barrels of oil equivalent (BOE), over 2004 pro forma(a) performance of 148 million to 151 million BOE. It also includes increased spending on exploration to sustain volume growth beyond the next five years.
    "Anadarko expects to achieve sustainable, profitable growth by leveraging our skill sets on the things we do well - developing unconventional resources and exploring in high-potential basins - while regularly high-grading our portfolio and maintaining financial discipline," said Jim Hackett, Anadarko President and CEO.
    Anadarko has implemented a refocused strategy, presented in June, by balancing the portfolio through announced asset sales totaling $3.3 billion, repurchasing 12.9 million outstanding shares at a cost of $819 million and retiring about $1.2 billion of debt.
    "Our 2005 capital budget is essentially unchanged from 2004 capital expenditures, despite the asset divestitures," Hackett said. "That's largely because we decided to exercise the strategic option to accelerate drilling certain PUDs - or proven undeveloped locations - primarily on our low-risk North American unconventional gas properties. This $200 million program is designed to capitalize on today's high commodity price environment, adding about $150 million of net asset value with a payback period of just over two years, while increasing our 2005 production volume growth by about 2.5 million BOE. In addition, while we intend to drive down costs where possible, we have budgeted $400 million for potential increases in oil field services and materials."
    Approximately 64 percent of the total budget is planned for development activities, 25 percent will go to exploration and the remaining 11 percent is set aside for capitalized interest, overhead and other items.
    Development spending to generate volume growth in 2005 will focus on Anadarko's continued success in unconventional tight gas plays in the Vernon field in North Louisiana and Wild River in Alberta, Canada, and on delineating new plays in Texas and Louisiana. Production will continue to ramp up at the company's enhanced oil recovery operations at the Salt Creek and Monell fields in Wyoming. In the Gulf of Mexico
(GOM), Anadarko will focus on delineation drilling and facilities installation in the deepwater at K2, K2 North and the Eastern GOM, which are expected to be significant contributors to the company's volume growth through 2008. In Alaska, we're expanding the Alpine facility to increase capacity.
    Venezuela is expected to generate good volume growth in 2005. In Algeria, the company expects to make significant progress on the development of Block 208 discoveries, with the new production facilities scheduled to come on-line in 2007.
    "As always, exploration is a cornerstone of Anadarko's strategy and we intend to carry that commitment forward in 2005 by allocating a quarter of our capital budget to find new sources of energy for the world's needs," Hackett said.
    The exploration budget will focus on a number of key areas in the deepwater GOM, including prospects such as Genghis Khan, Knotty Head and Mondo Northwest in the Eastern GOM. In addition, the company will explore for deep gas objectives in the onshore U.S. and Canada.
    International exploration will focus on drilling programs in Algeria, Qatar, Tunisia and Indonesia, as well as activities within our targeted new venture areas.


2005 CAPITAL BUDGET BY TYPE             2005 CAPITAL BUDGET BY AREA
Tight Gas               34%             U.S. Onshore             46%
Deepwater GOM           23%             Deepwater GOM            23%
Enhanced Oil Recovery    6%             Canada                   13%
Conventional E&P        12%             International             9%
Fractured Reservoirs     5%             Corporate                 9%
Coalbed Methane          2%
International            9%
Corporate                9%


    The company's capital program is expected to more than replace annual production for the 24th consecutive year and increase proved reserves by 4 percent to 7 percent in 2005. Finding and development (F&D) costs for 2005 are expected to be between $9 and $12 per BOE.
    "With commodity prices substantially above mid-cycle levels, we expect F&D costs to be higher. But more importantly, our cash margins have risen more than F&D costs, so returns have improved significantly. We expect a reserve replacement of 150 percent to 200 percent and a reserve replacement efficiency of 1.8 to 2.2," Hackett said. "So, in this price environment it makes perfect sense to accelerate development projects to get volumes on-line sooner, even if these strategic decisions drive up a single-point metric such as F&D."

    DETAILED FINANCIAL INFORMATION ON 2005 GUIDANCE FOLLOWS

    2005 BUDGET CONFERENCE CALL TODAY AT 9:00 A.M. CST, 10:00 A.M. EST

    Anadarko will host a conference call today at 9:00 a.m. Central Standard Time (10:00 a.m. Eastern Standard Time) to discuss the company's 2005 budget and capital program. The dial-in number is 913-981-4900, and the confirmation number is 936386. For complete instructions on how to actively participate in the conference call, or to listen to the live audio webcast or a replay, please refer to www.anadarko.com.

    Anadarko Petroleum Corporation's mission is to deliver a competitive and sustainable rate of return to shareholders by developing, acquiring and exploring for oil and gas resources vital to the world's health and welfare. As of year-end 2003, the company had
2.5 billion BOE of proved reserves, making it one of the world's largest independent exploration and production companies. Anadarko's operational focus extends from the deepwater Gulf of Mexico, up through Texas, Louisiana, the Mid-Continent, western U.S. and Canadian Rockies and onto the North Slope of Alaska. Anadarko also has significant production in Algeria, Venezuela and Qatar, and exploration or production positions in several other countries. For more information about how Anadarko is bringing excellence to the surface, please visit: www.anadarko.com.

    This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Anadarko makes these forward-looking statements in good faith, neither Anadarko nor its management can guarantee that the anticipated future results will be achieved. See Regulatory Matters and Additional Factors Affecting Business in the Management's Discussion and Analysis included in the company's 2003 Annual Report on Form 10-K.

    (a) 2004 Pro forma assumes the strategic restructuring occurred as of January 1, 2004.


                    Anadarko Petroleum Corporation
                        As of November 19, 2004

                      10/29/2004        Total Year
Financial and         Total Year      2004 Forecast      Total Year
 Operating Guidance  2004 Forecast    Pro forma(a)      2005 Forecast
                    ---------------- ---------------- ----------------

                          Units            Units            Units
                    ---------------- ---------------- ----------------

Total Sales (MM BOE)   189   -  192     148   -  151     160   -  165


Crude Oil (MBbl/d):    183   -  187     149   -  154     165   -  175
  United States         87   -   88      61   -   62      74   -   77
  Canada                13   -   14       6   -    7       5   -    6
  Algeria               61   -   63      61   -   63      59   -   64
  Other
   International        21   -   23      21   -   23      25   -   29


Natural Gas
 (MMcf/d):           1,745  - 1,754   1,360  - 1,370   1,460  - 1,500
  United States      1,350  - 1,360   1,085  - 1,090   1,175  - 1,210
  Canada               392  -   397     275  -   280     275  -   300


Natural Gas Liquids
 (MBbl/d):              43   -   44      30   -   31      28   -   31
  United States         40   -   42      29   -   30      26   -   28
  Canada                 2   -    3       1   -    1       2   -    3

----------------------------------------------------------------------

                        $/ Unit          $/ Unit          $/ Unit
                    ---------------- ---------------- ----------------
Price Differentials
 vs NYMEX (w/o
 hedges)

Crude Oil ($/Bbl):   (3.40) - (3.55)  (3.60) - (3.75)  (4.25) - (4.75)
  United States      (2.35) - (2.40)  (2.45) - (2.50)  (3.25) - (3.50)
  Canada             (3.60) - (3.60)  (3.60) - (3.60)  (7.00) - (8.00)
  Algeria            (2.25) - (2.30)  (2.25) - (2.30)  (2.00) - (2.50)
  Other
   International    (11.50) -(11.65) (11.50) -(11.65) (11.50) -(12.50)


Natural Gas ($/Mcf): (0.48) - (0.52)  (0.45) - (0.50)  (0.35) - (0.45)
  United States      (0.40) - (0.45)  (0.40) - (0.45)  (0.30) - (0.40)
  Canada             (0.70) - (0.75)  (0.65) - (0.70)  (0.50) - (0.60)

----------------------------------------------------------------------

                          $MM              $MM              $MM
                    ---------------- ---------------- ----------------
Other Revenues:
  Marketing             50   -   53      45   -   48      50   -   70
  Minerals and Other    38   -   40      30   -   32      30   -   40

----------------------------------------------------------------------



Costs and Expenses:
                         $ / Boe          $ / Boe          $ / Boe
                    ---------------- ---------------- ----------------

  Direct Operating
   Costs              3.40  -  3.45    3.00  -  3.05    3.00  -  3.30
  Transportation and
   Cost of Product    1.25  -  1.30    1.30  -  1.35    1.40  -  1.55
  Depreciation,
   Depletion and
   Amortization       7.50  -  7.60    7.35  -  7.45    7.25  -  7.50
  Production Taxes
   (% of Revenue)      5.7% -   5.8%    6.3% -   6.4%    5.6% -   5.8%


                          $MM              $MM              $MM
                    ---------------- ---------------- ----------------

  Administrative and
   General             355   -  365     335   -  345     380   -  410
  Impairments of Oil
   and Gas Assets       10   -   30       6   -   20       -   -   40

  Interest Expense     340   -  350     190   -  200     190   -  210
  Other (Income)
   Expense              67   -   87      67   -   87       -   -   10


Federal Tax Rate        35%  -   37%     35%  -   37%     34%  -   36%
  Deferred Taxes
  (% of Total
  Taxes)                 5%  -   10%     50%  -   55%     45%  -   50%

----------------------------------------------------------------------

Avg. Shares
 Outstanding (MM)
  Basic                249   -  251     235   -  237     235   -  240
  Diluted              251   -  253     238   -  240     236   -  241


                          $MM              $MM              $MM
                    ---------------- ---------------- ----------------

Capital Investment   2,980 -  3,030   2,775 -  2,825   2,900 -  3,100
  Capital Projects   2,725 -  2,767   2,530 -  2,572   2,665 -  2,845
  Capitalized Direct
   Expenses            172 -    176     172 -    176     170 -    180
  Capitalized
   Interest             83 -     87      73 -     77      65 -     75


(a) 2004 Pro forma assumes the strategic restructuring occurred as of January 1, 2004.


    CONTACT: Anadarko Petroleum Corporation, Houston
             Media Contacts:
             Teresa Wong, 832-636-1203
             teresa_wong@anadarko.com
             or
             Lee Warren, 832-636-3321
             lee_warren@anadarko.com
             or
             Margaret Cooper, 832-636-8355
             margaret_cooper@anadarko.com
             or
             Investor Contacts:
             David Larson, 832-636-3265
             david_larson@anadarko.com
             or
             Stewart Lawrence, 832-636-3326
             stewart_lawrence@anadarko.com